EXHIBIT 99.2
Temporary Assignment Contract
between
Eugenio Lopez Barrios
(“Employee”)
and
Dirsamex, S.A. de C.V.,
a sociedad anonima de capital variable
organized and in good standing
under the laws of the United Mexican States
(“Employer”)
Employee is assigned by Employer to Jafra Cosmetics International, Inc. (“Jafra U.S.”) for a limited period of time (the “Assignment”). During the Assignment, Employee’s employment will be governed by this Temporary Assignment Agreement and the 22nd June, 2006 Employment Agreement between Employee and Employer (the “Employment Agreement,”) All costs related to the Assignment are borne by Jafra U.S., except as outlined in this Temporary Assignment Agreement (this “Agreement”). The following terms control the Assignment:
1. Term of Contract and Position
     The Assignment has commenced on 1st April, 2006, and will continue until December 31, 2009 (“the Assignment Period”). The Assignment Period may be extended or reduced, subject to prior mutual agreement. Following the Assignment Period, but during his employment, Employee may be reassigned. The Employer will endeavor to provide Employee with thirty (30) days’ notice prior to any assignment.
     As part of his duties as an Executive for employer, during the Assignment Period, Employee has assumed the duties of Chief Operating Officer of Jafra U.S. As from 1st July, 2006 Employee will assume the duties of Chief Executive Officer of Jafra U.S.
     Employee will be required to devote the whole of his time, attention and skill to the duties of the Assignment and act at all times in the best interests of employer. Employee will be required to perform such duties at the time or times as the Employer may reasonably require.
2. Remuneration
     Employee shall receive his remuneration as stated in the Employment Agreement. The payment of his remuneration will be effected through the Employer’s payroll.

3. Social Security
     During the Assignment Period, Employee will remain in the Mexican Social Security System. Employee will not participate in the United States Social Security System.
4. Housing / Removal / Home Flights
     During the Assignment Period, Employee will be provided an adequate furnished apartment in California. Any income taxes due as a result of the housing will be paid by the Employer.
     The Employer will reimburse Employee for the reasonable costs associated with the transport of his personal belongings to California and back; the mode of transport as well as costs are subject to prior approval by the Employer.
     The Employer will reimburse the Employee and his wife for home fights (economy class) to Mexico every two weeks.
5. Tax Support
     As employee is taxable under Mexican income tax laws as well as under the U.S. and California income tax laws the Employer will designate a tax consultant (“Tax Preparer”) and pay for the preparation of required tax returns and Tax Equalization Settlement calculations for you for all tax years affected by the International Assignment.
6. Taxation
     In case of there being a double taxation in Mexico and in the U.S. at the same time, the Employer will provide the Employee with the funds necessary to cover the taxation in the U.S., hence the Employee will only pay the same level of taxes had he not been on an assignment. If such payments are made by the Employer, the Employer shall have the right to collect any tax repayment due to the Employee from Mexico under the double taxation treaty between Mexico and the U.S.
     The Employee will be required to comply with all laws regarding the filing of any required income tax returns. The Employee will be responsible and liable for the submission of host and home country tax returns. The Employee is responsible for providing the Tax Preparer with complete and timely submission of tax data. The Employee will be responsible for penalties, interest or increased Tax Preparer fees that arise if he does not provide the Tax Preparer with this information in a timely manner.
For purposes of Employer’s tax equalization policy, all calculations will be prepared and approved by Employer’s designated Tax Preparer. Further, the Employer will allow the Tax Preparer to provide sufficient information relating to his tax returns to Employer for the sole purpose of completing the tax equalization process.
7. Reimbursement of Travel Costs
     After prior approval of the Employer, Employee shall be reimbursed for all reasonable expenses for business trips upon presentation of all receipts in accordance with Employer’s Travel Expenditure Policy. All claims must be made in Mexico and are part of the Mexican payroll.

8. Working Hours/Vacation
     During the Assignment, Employee will be subject to all rules and regulations of the host country regarding working hours, as well as public and business holiday schedules.
9. Returning to Mexico
     After the Assignment Period, Employee will return to Mexico and will relinquish his duties as Chief Executive Officer of Jafra U.S.
10. Termination of the Temporary Assignment Agreement
     During the Assignment Period, this Temporary Assignment Agreement may be terminated by either party by giving one months’ notice, to the end of the following month. Upon receipt of notice, the Temporary Assignment Agreement will terminate at the end of this one month.
     The Employer reserves the right to partially or fully release Employee from his duties, either until further notice or through any notice period outlined above. In this event, Employee will be paid for his services through the notice period. Any residual holiday entitlements valid at this point in time would be taken into account.
11. Confidentiality
     Employee agrees to maintain confidentiality with respect to all matters and events of which he gains knowledge in the course of her work. In particular, he shall keep business and trade secrets confidential. This obligation shall survive the termination of this Temporary Assignment Agreement or his Employment Agreement, according to the respective law. Employee shall also keep confidential the contents of this Temporary Assignment Agreement.
12. Secondary Activities
     During the Assignment Period, Employee agrees he shall devote all of his efforts toward the Employer and shall not be engaged or interested either directly or indirectly in any capacity in any other trade business or occupation without the prior written consent of the Employer. Any secondary activities to be continued or newly undertaken have to be approved by the Employer.
13. Partial Invalidity
     Should any provision of this Temporary Assignment Agreement be or become invalid, the validity of the remaining provisions of this Temporary Assignment Agreement shall not be affected thereby. The parties to the Temporary Assignment Agreement shall then negotiate in good faith to replace such invalid provision by a valid one reflecting the purpose of the invalid provision to the best possible extent.
14. Miscellaneous
     No other arrangements have been made between the parties apart from this Temporary Assignment Agreement. Any revisions or amendments to this Temporary Assignment Agreement must be made in writing in order to become valid. This Temporary Assignment Agreement shall be governed and construed in accordance with the laws of [Mexico]. The terms and conditions of this Temporary Assignment Agreement govern the Assignment period and any extension of the Assignment. Nothing in this Temporary Assignment Agreement may be construed to modify the terms and conditions of the Employment Agreement. In the event of a conflict between this Temporary Assignment Agreement and the Employment Agreement, the Employment Agreement will control.

Dated:
Employee

Dated:	Dirsamex, S.A. de C.V.

By:
Ron Clark

Jafra Worldwide Holdings (Lux) S.aR.L.
By:
Wolfgang Bahlmann